EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	James A. Smith, Chief Financial Officer	Financial Dynamics
	Electronics Boutique Holdings Corp.	Investors: Cara O’Brien/Melissa Myron
	(610) 430-8100	Media: Melissa Merrill
(212) 850-5600

ELECTRONICS BOUTIQUE REPORTS 2004 HOLIDAY SALES RESULTS

~ Total Sales Rose 22% to $666 Million ~

~ Comparable Store Sales Increase 3.6% ~

WEST CHESTER, PA – January 10, 2005 – Electronics Boutique Holdings Corp. (Nasdaq: ELBO), the leading global specialty retailer of video games and related products, today announced sales results for the nine- week holiday period ended January 1, 2005.  Total sales increased 22.3% to $666.0 million from $544.4 million in the same period last year, and comparable store sales rose 3.6%.

Commenting on the holiday results, Jeffrey Griffiths, President and Chief Executive Officer, stated, “Our 2004 holiday selling season benefited from strong software sales, led by Microsoft’s Halo 2 and Take Two’s Grand Theft Auto San Andreas, and the successful launch of the Nintendo DS platform.  However, as the quarter progressed, the industry-wide hardware shortage became more significant than we initially anticipated.  Thus far in January, which is an increasingly important month for us, our software lineup remains strong and our customers continue to redeem holiday gift cards.”

The industry-wide hardware shortage affected not only the Company’s top line but also its margins due to lost sales of higher-margin software and accessories that typically accompany a hardware purchase.  As such, based on early trends in January, the Company now expects diluted earnings per share to be at the lower end of its previously announced ranges of $1.62 to $1.72 for the fourth fiscal quarter and $2.20 to $2.30 for the full fiscal year.

The Company expects to announce fourth quarter and year-end results for fiscal 2005 in mid-March.

About Electronics Boutique Holdings Corp.

Electronics Boutique, a Fortune 1000 company, is the leading global specialty retailer dedicated exclusively to video game hardware and software, PC entertainment software, accessories and related products. As of January 1, 2005, the company operated 1,981 stores in the United States, Australia, Canada, Denmark, Germany, Italy, New Zealand, Norway, Puerto Rico and Sweden — primarily under the names EB Games and Electronics Boutique. The company operates an e-commerce website at www.ebgames.com. Additional company information is available at www.ebholdings.com.

This release contains forward-looking statements, including statements by Jeffrey Griffiths and those related to the financial performance of Electronics Boutique for the fourth quarter and the full fiscal year ending January 29, 2005, and to projected sales and consumer demand for the balance of the fiscal year.  Forward-looking statements refer to expectations, projections and other characterizations of future events or circumstances and are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimated,” “continue” or comparable terminology. In addition to factors specified in Electronics Boutique’s recent filings with the Securities and Exchange Commission, there are other factors that could cause actual results to materially differ from those expressed or implied in these forward-looking statements, such as the schedule and sell-through for new software releases, consumer demand for video game hardware and software, the timing of the introduction of new generation hardware systems, pricing changes by key vendors for hardware and software and the timing of any such changes, the adequacy of supplies of new and pre-played product, increased competition and promotional activity from other retailers, and the availability of locations for, and timing of the opening of, new stores. In light of the risks and uncertainties inherent in the forward-looking statements, these statements should not be regarded as a representation by Electronics Boutique or any other person that the projected results, objectives or plans will be achieved. Electronics Boutique undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

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